Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	March 1, 2004
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES

EXPECTED FIRST QUARTER EARNINGS DECLINE

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that its earnings per diluted share for the three-month period ending March 31, 2004, could be as much as 25% lower than the $.84 per diluted share recorded in the same period in the prior year. On a same facility basis, the Company’s acute care hospitals have continued, in the first two months of 2004, to experience a decline in inpatient admissions. Moreover, during this period, certain of the Company’s acute care facilities have been impacted by a negative shift in payor mix, a decline in intensity and an increase in length of stay. In addition, the rising level of uninsured and self-pay patients continues to unfavorably impact our bad debt expense. The Company is vigorously addressing each of these areas.

We will hold a conference call for investors and analysts today at 10:30AM Eastern Time. The dial-in number is 1-877-648-7971. A digital recording of the conference call will be available two hours after the completion of the conference call and will continue through midnight on March 8, 2004. To access the recording, call 1-800-642-1687 and enter the conference ID number 5898400.

In addition, Alan B. Miller, Chairman and Chief Executive Officer, will give a presentation on the Company followed by a question and answer session on Tuesday, March 2, 2004 at 9:50AM ET at the Raymond James Institutional Investors Conference in Orlando, Florida and at 11:15AM ET on Wednesday, March 3, 2004 at the Lehman Brothers Healthcare Conference in Miami, Florida. A webcast of today’s conference call and both investor conference presentations will be available on the Company’s website, www.uhsinc.com.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals, ambulatory and radiation centers nationwide, in Puerto Rico and in France. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT).

Certain statements in this release may constitute forward-looking statements that are subject to various risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

For additional information on the Company, visit our web site: http://www.uhsinc.com.

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